EXHIBIT 10.2

              PRODUCT DEVELOPMENT AND TECHNOLOGY TRANSFER AGREEMENT

         THIS PRODUCT DEVELOPMENT AND TECHNOLOGY TRANSFER AGREEMENT ("Agreement") is made effective as of the 12th day of May, 2000 (the "Effective Date") between Artesyn North America Inc., a Delaware corporation with an address of 7575 Market Place Drive, Eden Prairie, Minnesota, USA ("Artesyn"), and e-Power Co., Ltd., a company organized and existing under the laws of the Peoples Republic of China ("e-Power") with an address at Building 3, Software District, Zhi-Jiang Hi-Tech Industrial Zone, Hangzhou 310053, Zhejiang Province, People's Republic of China.

                                   Background

         e-Power owns or controls and has the right to grant licenses under certain technical information and one or more patents and/or patent applications relating to power supply products.

         Artesyn manufactures and sells external power supply products and desires to obtain licenses to use such technical information and patents and/or patent applications in the manufacture and sale of external power supply products.

         e-Power is willing to grant such licenses and to use reasonable efforts to transfer external power supply technologies under such licenses to Artesyn, with the sincere objective of enabling Artesyn to manufacture the external power supply products upon the terms set forth in this Agreement.

         e-Power and Artesyn view this Agreement as the first step in the development of a business relationship between the parties.

         Accordingly, the parties intending to be legally bound, agree as follows:

1.       Definitions.

         1.1 "Patents" shall mean any patent or patent application of e-Power or under which e-Power has any rights relating to Products, an invention or improvement of an invention developed for use in the Products, or the manufacture or use of the Products.

         1.2 "Products" shall mean those external power supplies as set forth on Schedule A, as such schedule is amended from time to time.

         1.3 "Technical Information" means information which (a) is in the possession of e-Power, and (b) is reasonably useful in the development, production or use of the Products, or any improvement, modification or upgrade of the Products, including, without limitation product specifications, quality control specifications, equipment specifications, general specifications, test data, performance data, operating manuals, brochures, documentation, and patent applications, if any.

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2.       Grant of License.

         e-Power hereby grants to Artesyn, and any company which directly or indirectly controls or is controlled by, or is under common control with Artesyn ("Affiliates"), during the term of this Agreement a license under e-Power's Technical Information and Patents, copyrights, trade secrets, know-how, and Confidential Information (as defined in Section 9) to manufacture, have manufactured, use, offer for sale, sell, import, export or otherwise dispose of the Products as set forth on Schedule A. Artesyn and its Affiliates have no right to grant sublicenses under the Patents, except to grant (a) to purchasers of the Products the right to use, resell, offer to resell or import the same, and (b) to subcontractors the right to make, use, offer for sale, or import the Products for the sole benefit of Artesyn and its Affiliates and in accordance with specifications made by or for Artesyn or its Affiliates.

3.       Duties and Obligations of e-Power.

         3.1 Products. e-Power shall use its best efforts in good faith to design, develop, build and test the Products in accordance with the projected schedule set forth in Schedule A. While e-Power has made a good faith estimate of the time of completion and set up target material costs and dimensions for each product series, the parties recognize that the nature of power supply development is such that unforeseen difficulties could cause deviations from the targets. e-Power shall undertake to use its best efforts to overcome difficulties and shall consult with Artesyn and obtain Artesyn's approval on any deviation from the targets.

         3.2 Acceptance Criteria. e-Power shall develop each Product to meet Artesyn's Product Design Qualification Testing and Manufacturing Verification/Testing and Process Verification (collectively, the "Acceptance Testing"), as set forth on Annex 1. Should any Product fail the Acceptance Testing and e-Power fails to fix the problem(s) in a timely manner, Artesyn may terminate this Agreement and shall have the right to manufacture or subcontract to a third party to manufacture the Products, provided that Artesyn shall make development and royalty payments to e-Power as outlined in 13.5 and 13.6.

         3.3 Support. During the term of this Agreement, e-Power will dedicate at least two design engineers in the design and development of high-power adapters for supporting newly-released Products and the development of next-generation Products.

         3.4 Modified Standard and Custom Products. In the event a sales opportunity for modified standard products or custom products arises, e-Power shall provide to Artesyn a quotation (the "Quotation") which shall include estimates of NREs (as defined in Section 7.3), development costs, unburdened material costs and labor hours.

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4.       Duties and Obligations of Artesyn.

         4.1 Assistance. Artesyn shall provide e-Power access to Artesyn's preferred parts database and support e-Power in sampling, quotation and procurement of components that are intended for use in the Products. Artesyn shall also provide support to e-Power in the installation of document processing and computer-aided design applications compatible with that of Artesyn ("Technical Support"). Artesyn may credit up to $60,000 in expenses for Technical Support towards its payments for the Products as set forth in Schedule B.

         4.2 Application Support. Artesyn shall provide customer application support for all Products which it manufactures.

5.       Term.

         Unless terminated earlier under Sections 3.2 or 13, the term of this Agreement is seven (7) years, beginning on the Effective Date. This Agreement will automatically renew for additional successive one (1)-year terms, unless at least 30 days before the end of the then-current term either party provides written notice to the other party that it does not want to renew.

6.       Development/Marketing/Sales Rights.

         6.1 Exclusivity. Artesyn's and its Affiliates' rights under Section 2 shall be exclusive for a period of four years beginning on the Effective Date in the following territory: North America, Europe, the Caribbean, Hawaii and all United States territories and protectorates (the "Exclusive Territory"). Artesyn's and its Affiliates' rights under Section 2 shall be nonexclusive for such four year period in all areas outside of the Exclusive Territory. At the end of the four year period, all of Artesyn's and its Affiliates' rights under
Section 2 shall be nonexclusive. e-Power shall not sell or license the Products to other power supply manufacturers or resellers outside the Exclusive Territory who sell the Products to customers whose end business location is situated in the Exclusive Territory. e-Power's existing businesses (a 120W, 12V external switcher developed with Watt Electronics for a US company) before the validity of this contact are excluded from this right.

         6.2 Certain Limitations. Artesyn shall not undertake by itself or in conjunction with another party to sell goods similar to the Products to compete with the Products in the Exclusive Territory during the term of this Agreement; provided, however, that Artesyn may develop, produce and sell the Products or goods similar to the Products within the Exclusive Territory in the event that e-Power fails to bring the Products (excluding all next generation Products) into production within 14 months from the Effective Date. To meet this target schedule Artesyn will provide timely and diligent support to e-Power in setting up doc. Process and CAD applications, specification and product review, manufacturing (including prototype run) support, and component support. Artesyn reserves the right to invest in developing technologies or goods similar to the Products for sales outside the Exclusive Territory or for sales to be completed after the termination of this Agreement.

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         6.3 Development. In addition to its rights under Section 2, Artesyn shall have the right to design modified standard products and custom products if, in Artesyn's sole discretion, a Quotation from e-Power is unfavorable or e-Power lacks the resources to support modified standard or custom product opportunities. In this case, Artesyn shall pay e-Power 70% for modified standard products and 50% for custom products of the royalty as outlined in Schedule B if Artesyn's design is based upon e-Power's product platform and/or technology.

         6.4 New Opportunities. During the term of this Agreement, Artesyn will enjoy preferred status with respect to e-Power's new products, technologies and ownership investment opportunities relating to or arising from the Products. e-Power will provide Artesyn with reasonable advance notification and advantageous consideration of such products, technologies and opportunities. Nothing in this Agreement shall prevent e-Power from accepting business opportunities in developing external power supplies in other power ranges than those represented in the Products.

7.       Payment for Work.

         7.1 Payment Schedules. All payments shall be made in United States dollars. Payment and royalty fees are as set forth on Schedule B. e-Power shall not be entitled to any payment or compensation in connection with its engagement with Artesyn other than as expressly provided herein. Artesyn shall not be responsible for any charges incurred or time spent as a result of any act or omission of e-Power which causes testing or manufacturing delays, failures of Products to meet applicable warranties or specifications, or time spent correcting errors made in the development of the Products.

         7.2 Royalties. All royalties payable as set forth in Schedule B shall be payable as a percentage of Artesyn's Average Sales Price based on Annual Volume. For purposes hereof, (a) "Average Sales Price" shall mean the selling price F.O.B. factory to customers, recognizing that some products are F.O.B. designation for the applicable royalty period received in respect of each Product divided by the number of Products invoiced during such period, and (b) "Annual Volume" shall mean all units of Products invoiced.

         7.3 Expenses. Each party shall be responsible for all costs and expenses incurred by it in the performance of its obligations hereunder except as otherwise set forth in this Section 7.3. All non-recurring engineering expenses for modified standard and custom Products ("NREs") received from customers by Artesyn shall be paid to e-Power by Artesyn. In the event e-Power incurs NREs that are not reimbursed by customers to Artesyn, Artesyn and e-Power shall equally share the cost of the NREs. Such costs will be accounted on a six-month period. Artesyn shall pay for all agency approval fees and regulatory test costs associated with the design by e-Power and manufacture by Artesyn of a single-output (18V) non-PFC, 65W external power supply.

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8.       Audit Rights.

         Each of Artesyn and e-Power shall keep for the duration of this Agreement and for two years thereafter proper records and books of account relating to the manufacture and sale of the Products. Once every 6 months, each party or its designee may inspect the records of the other party to verify reports and payments. Any such inspection will be conducted, at the inspecting party's expense, in a manner that does not unreasonably interfere with the business activities of the other party. After any such audit, Artesyn or e-Power, as the case may be, shall immediately pay any amount due disclosed by the audit plus applicable interest. If any such audit reveals overdue payments or overpayments in excess of 10% of all payments accrued to date, the party owing such amount shall immediately reimburse the other party for the reasonable cost of such audit and the party that was owed such amount may conduct another audit during the same 6-month period.

9.       Confidential and Proprietary Information.

                  (a) Definition. For purposes of this Agreement, "Confidential Information" means all information, regardless of the format in which it is provided, of either party, which is provided, disclosed, or developed in connection with the parties' obligations pursuant to this Agreement, whether or not such information is marked "Confidential". Confidential Information shall include, without limitation (i) trade secrets, methodologies, business plans, supplier lists, customer lists, customer data, cost and price data, marketing information, software, computer and telecommunications systems, memoranda, papers, letters, e-mail, notes, plans, documentation, records, and all copies thereof, relating to the existing or planned business or technology of either party, and (ii) any Product processes, specifications, or data developed by e-Power, any personnel, or any subcontractor in connection with this Agreement. Confidential Information shall not include information that: (a) is, as of the time of this disclosure or thereafter becomes, available to the public through a source other than the party receiving such information hereunder (the "Receiving Party"); (b) was rightfully known to the Receiving Party as of the time of its disclosure by the party disclosing such information hereunder (the "Disclosing Party"); (c) is independently developed by the Receiving Party without reference to the Confidential Information; (d) is subsequently learned from a third party not under a confidentiality obligation to the Disclosing Party; or, (e) is required to be disclosed pursuant to subpoena, court order, or government authority.

                  (b) Confidentiality Obligations. During the term of this Agreement, either party may be exposed to Confidential Information of the other party. Each party agrees not to sell, license, transfer, publish, disclose, display or otherwise make available to others, or to use any Confidential Information of the other party except in furtherance of the terms and conditions of this Agreement and shall only disclose Confidential Information to its officers, employees, directors, subcontractors or consultants having a need to know in connection with this Agreement; unless such party first obtains the prior written consent of the other party, or, as applicable, the owner of such Confidential Information. Neither party shall make, or permit to be made, any copies of the other party's Confidential Information, except in connection with this Agreement. Neither party shall, or shall permit, the removal of any Confidential Information (or any copy or summary thereof) from such party's offices or any other location at which the Products are designed, developed or manufactured. Upon written request by either party, the other party shall provide a list of its officers, employees, directors, subcontractors or consultants (if any) that have had or will have access to any Confidential Information. Each party shall be

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fully responsible for compliance with the confidentiality obligations set forth herein by each party's officers, employees, directors, subcontractors (if any), and any breach thereof.

                  (c) Injunctive Relief. Each party acknowledges that unauthorized disclosure of any Confidential Information by a Receiving Party will cause irreparable injury to the Disclosing Party, which injury shall be inadequately compensable in damages. Accordingly, such Disclosing Party may seek injunctive relief against the breach or threatened breach of confidentiality obligations hereunder, in addition to any other legal remedies which may be available.

10.      Product Information, Inventions, Patents.

         10.1 Product Information. All information, data and procedures such as proprietary technical information, know-how, trade secrets, test data and evaluation results developed, discovered or generated by e-Power during development, relating to or resulting from the Products shall be owned by e-Power.

         10.2 Product Inventions and Patents. Any patentable or unpatentable invention, discovery and/or improvement made by e-Power and relating to and arising from the Products shall be owned by e-Power. e-Power shall have the right to file patent applications in any country covering such invention and shall have the exclusive right, title and interest in and to all patents issuing thereon.

11.      Representations and Warranties.

         11.1 e-Power Representations and Warranties. e-Power represents and warrants that:

                  (a) Authority. e-Power has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or the passage of time, or both, would result in a breach, violation or default of any term or provision of any judgment or decree or of any other agreement, or other instrument or restriction to which e-Power is a party or by which e-Power may be bound or affected; and this Agreement constitutes a valid and binding obligation enforceable against e-Power in accordance with its terms.

                  (b) Litigation. There are no actions, suits, proceedings or investigations (including, without limitation, any purportedly on behalf of e-Power) pending or, to e-Power's knowledge, threatened against e-Power which affect or could be expected to affect Artesyn's rights hereunder, whether at law or in equity or admiralty or before or by any federal, state, municipal provincial or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. There is no basis known to e-Power for any such action, suit, proceeding or investigation the outcome of which would have a material adverse effect upon Artesyn's rights hereunder, nor have any inquiries been made by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require e-Power to undertake a course of action which would involve a material expense.

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                  (c) Compliance with Law; No Breach of Material Agreements.
e-Power is not in violation of any laws, material governmental orders, rules or regulations, whether federal, state, provincial or local, to which it is subject which would adversely affect Artesyn's interests under this Agreement.

                  (d) Compliance with Specifications. The Products shall meet and perform in accordance with the Acceptance Testing set forth in Annex 1.

         11.2 Artesyn Representations and Warranties. Artesyn represents and warrants that:

                  (a) Artesyn has full rights and authority to execute, deliver and perform its obligations under this Agreement, and that its obligations hereunder are not in conflict with any obligations of Artesyn to any third party; and

                  (b) Artesyn shall comply fully with any regulatory requirements imposed by any statute, rule, regulation, order or applicable law.

12.      Indemnity.

         e-Power agrees to indemnify, defend and hold harmless Artesyn and its officers, directors, employees, agents, successors, and assigns, from any and all losses and threatened losses arising from, in connection with, or based on allegations of, any of the following:

                  (a) e-Power's breach of any representation, warranty or covenant set forth in this Agreement;

                  (b) e-Power's breach of its obligations with respect to Artesyn Confidential Information;

                  (c) Any claim, demand, charge, action, cause of action, or other proceeding asserted against Artesyn but resulting from e-Power's withholding or failure to withhold taxes with respect to e-Power's agents.

          In addition, e-Power warrants that to e-Power's best knowledge, e-Power's design will not infringe any patent, trade secret, copyright, trade secret, license or other intellectual property or proprietary rights. In the event of patent infringement litigation, e-Power will work diligently with and support Artesyn in resolution of said litigation. However, Artesyn will be responsible for all the legal costs (lawyer fees). If it becomes evident that e-Power's design does violate certain patents, e-Power will be willing to bear all the associated legal costs including violation penalties. In the event of patent infringement litigation, royalty payment to e-Power for all products will be withheld until resolution of said litigation. If the court judges that e-Power's design does violate certain patents, the associated legal costs and penalties will be deducted from the withheld or paid royalty payment upon resolution of said litigation.

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13.      Termination.

         13.1 Termination for Breach. In the event of any material breach of this Agreement by either party and such breach has not been cured within 30 days after written notice to the defaulting party, or in the event that bankruptcy or similar proceedings are instituted against a party and have not been withdrawn within 30 days, the other party has the right at its option (a) to suspend providing information, Products or performance, if any, called for hereunder to the defaulting party at any time after the end of such 30 day period for so long as the defaulting party fails to perform subject to the other party resuming its performance upon the curing by the defaulting party of its breach, (b) to terminate this Agreement by giving written notice of termination to the defaulting party, or (c) to seek a combination of (a) and (b) and also those remedies available at law or equity as a result of such failure.

         13.2 Termination By Mutual Consent. The Parties may mutually terminate this Agreement at any time by written consent. In reaching mutual consent to terminate, the Parties shall determine their respective obligations and liabilities.

         13.3 Other Termination Rights. Without limitation of this Article 13, Artesyn shall have the right to terminate this Agreement pursuant to Section 3.2 (Acceptance Criteria).

         13.4 Actions Upon Termination. Upon termination of this Agreement for any reason, or upon Artesyn's earlier request, e-Power will promptly deliver to Artesyn and cause any subcontractor to deliver to Artesyn, all papers, documents, software programs, and other tangible items (including all copies) constituting Confidential Information in e-Power's possession or under its control or in the possession or under the control of any subcontractor.

         13.5 Payment Upon Termination. Except in the event of Artesyn's termination for breach pursuant to Section 13.1 above, if Artesyn terminates this Agreement before final acceptance of all Products, e-Power shall be paid according to the payment terms set forth on Schedule B for all milestones completed and accepted by Artesyn up to the date of termination plus the development expenses prorated in each incomplete milestone.

         13.6 Product Right Upon Termination. Upon termination of this Agreement pursuant to Section 3.2, Artesyn shall pay e-Power 60% of the royalty as outlined in Schedule B if Artesyn's design is based upon e-Power's product platform and/or technology.

14.      Export Control Laws.

         Each of Artesyn and e-Power acknowledge that the license, manufacture and sale of the Products may be subject to export control laws, regulations and/or other directives of various countries (collectively, the "Export Control Laws"). To the extent such Export Control Laws are applicable, each of Artesyn and e-Power represents and warrants that it will comply fully with all such applicable Export Control Laws, including any provisions relating to licensing, reporting or disclosure requirements.

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15.      General.

         15.1 Force Majeure. Neither e-Power nor Artesyn will be considered in default of this Agreement to the extent that any delay or failure in the performance of its obligations results, without its fault or negligence, from any cause beyond its reasonable control, such as Acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, adverse weather conditions, strikes or lockouts.

         15.2 Enforcement of Agreement. If either e-Power or Artesyn is successful in any suit for damages for breach of this Agreement, or to enforce this Agreement or to enjoin the other party from violating this Agreement, the prevailing party will be entitled to recover as part of its damages its reasonable legal costs and expenses of bringing and maintaining any such suit.

         15.3 Assignment. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any such attempted assignment shall be void; provided, however, either party may assign this Agreement to a successor to such party's entire business relating to this Agreement without the consent of the other party. Any assignment of this Agreement by either party shall not relieve such party of its obligations hereunder.

         15.4 Notices. Any notice that may be given, or is required to be given, under this Agreement, will be in writing and will be delivered personally or sent by registered first-class mail, telecopier, or courier guaranteeing overnight delivery, and addressed:

       If to Artesyn:      Artesyn Technologies, Inc.
                           7575 Market Place Drive
                           Eden Prairie, MN  55344
                           USA
                           Attention: Vice President-Standard Engineering

       If to e-Power:      e-Power Co., Ltd.
                           Building 3, Software District
                           Zhi-Jiang Hi-Tech Industrial Zone
                           Hangzhou 310053, Zhejiang
                           China
                           Attention: President

         All notices shall be deemed to have been duly given: at the time delivered personally, if personally delivered, five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied on a business day, or on the next business day, if telecopied on a non-business day; and on the next business day if timely delivered to a courier guaranteeing overnight delivery; provided, however, that the inability to deliver any notice because of a changed address of which no notice was given, or rejection or refusal to accept any notice or other communication offered for delivery, shall be deemed to be receipt of such notice or other communication as of the date of such inability to deliver or rejection or refusal to accept delivery.

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         15.5 Dispute Resolution Process. The parties to this Agreement will attempt to settle any dispute, controversy or difference which may arise between them in connection with this Agreement, or the breach thereof, by friendly discussions. If and when such dispute, controversy or difference is not settled by such means, then such disputes, controversies, or differences shall be finally settled by (a) alternative dispute resolution mechanisms agreed upon by the parties, or failing such agreement, by (b) arbitration pursuant to the International Commercial Arbitration Rules of the American Arbitration Association. The parties agree to be bound by any award issued as a result of such arbitration and that such award may be enforced by any court of competent jurisdiction. The place of arbitration shall be New York City, New York and the arbitration shall be conducted in the English language.

         15.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of law provisions thereof. The sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court in the State of New York in the city of New York, and the parties irrevocably consent to the personal jurisdiction of such courts.

         15.7 Modifications. No modification, amendment, supplement to or waiver of this Agreement or any Statement of Work hereunder, or any of their provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

         15.8 Waiver. A failure of either party to exercise any right provided for herein, shall not be deemed to be a waiver of any right hereunder.

         15.9 Complete Agreement. This Agreement, including all Statements of Work attached hereto, sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in a writing executed by both parties.

         15.10 Severability. In the event any provision of this Agreement or of any Statement of Work is held to be invalid or otherwise unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible, and the enforceability of remaining provisions shall be unimpaired.

         15.11 Independent Contractor. The relationship of Artesyn and e-Power is and shall at all times be that of independent contractors, and no agency, partnership or joint venture is intended or created by this Agreement.

         15.12 Language. This Agreement is in the English language only, which language shall be controlling in all respects. All communications and technical documentation to be furnished, made or given pursuant to this Agreement or any Statement of Works shall be in the English language only.

         15.13 Remedies. The rights and remedies of the parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to them in law or in equity.

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         15.14 Surviving Sections. The following shall survive the termination of this Agreement: Section 2 Grant of License (subject to royalty payment as outlined in Section 13.5); Section 8 Audit Rights; Section 9 Confidential and Proprietary Information, Section 11 Representations and Warranties; Section 12 Indemnity; Section 13.4 Actions Upon Termination; and this Section 15.

         15.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ARTESYN NORTH AMERICA INC.                     e-POWER CO., LTD.


By:                                            By:
   ---------------------------                    -----------------------------
   Hartmut Liebel
   Director, Business Development              Title:
                                                     --------------------------

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